Exhibit 3.3
RESTATED CERTIFICATE OF INCORPORATION
OF
NORTHCORP REALTY ADVISORS, INC.
Pursuant to Sections 242 and 245 of the General
Corporation Law of the State of Delaware
     NorthCorp Realty Advisors, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
     (a) The name of the Corporation is NorthCorp Realty Advisors, Inc. The Corporation was originally incorporated under the name of “CMIN MERGER CO.”, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 22, 1992.
     (b) This Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, as heretofore amended, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
     (c) The text of the Certificate of Incorporation, as heretofore amended, is hereby restated, integrated, and further amended to read in its entirety as follows:
     FIRST: The name of the corporation is Crown NorthCorp, Inc. (the “Corporation”).
     SECOND: The address of the Corporation=s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the Corporation=s registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: (a) The total number of shares of stock which the Corporation shall have authority to issue is thirty-one million (31,000,000), consisting of thirty million (30,000,000) shares of Common Stock, par value $.01 per share (“Common Stock”) and one million (1,000,000) shares of Preferred Stock, par value $.01 per share (“Preferred Stock”).

          (b) Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including but without limiting the generality of the foregoing, the following:
          1. The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the Board of Directors;
          2. The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;
          3. The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation, and the terms and conditions of such conversion or exchange;
          4. Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;
          5. The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;
          6. The terms of any sinking fund or redemption or repurchase or purchase amount, if any, to be provided for shares of such series of Preferred Stock;
          7. The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share; and

          8. Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.
          (c) Except as otherwise required by law, and except for the voting powers, if any, granted to the holders of any one or more series of Preferred Stock pursuant to a resolution or resolutions adopted by the Board of Directors pursuant to paragraph (b) of this Article FOURTH, no holder of any series of Preferred Stock shall have any voting power whatsoever.
          (d) Except as may otherwise be required by law, and subject to the voting rights, if any, of the holders of any one or more series of Preferred Stock issued in accordance with paragraph (b) of this Article FOURTH, each holder of Common Stock shall have one vote in respect of each share of Common Stock held on all matters voted upon by the stockholders.
          (e) The authorized number of shares of Common Stock and of Preferred Stock may, without a class vote of either thereof, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the combined voting power of the then-outstanding shares of all classes and series of stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”).
     FIFTH: The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board of Directors. Subject to the right, if any, of the holders of any one or more series of Preferred Stock issued in accordance with paragraph (b) of Article FOURTH of this Restated Certificate of Incorporation separately to elect additional directors, the total number of directors constituting the entire Board of Directors shall be not less than one (1) nor more than nine (9), with the then-authorized number of directors being fixed from time to time by or pursuant to a resolution passed by the Board of Directors.
     SIXTH: To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Corporation shall indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all expenses, liability, and loss reasonably incurred or suffered by such person, and the corporation shall advance expenses (including attorney=s fees) to such person. Notwithstanding the foregoing, the Corporation shall be required to indemnify a person and advance expenses to such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) was authorized by the Board of Directors. The rights conferred on any person by this Article SIXTH shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
     SEVENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter by amended. Any repeal or modification of the first sentence of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
     EIGHTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, repeal or rescind any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article EIGHTH.
          IN WITNESS WHEREOF, NorthCorp Realty Advisors, Inc. has caused this Restated Certificate of Incorporation to be signed by Stephen W. Brown, its Secretary, this 25th day of May, 1995.

NorthCorp Realty Advisors, Inc.
By:	/s/ Stephen W. Brown
Title:	Secretary

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